EXHIBIT 21

SUBSIDIARIES OF THE COMPANY (February 1, 2001)

		Percentage of
	Jurisdiction of	Securities Owned
Name	Incorporation	By the Company

STI Canadian Holdings Ltd.	Canada-Federal	100%
Figgie Communications Inc.	Ohio	100%
Figgie do Brasil Industria e
Commercio Ltda.	Brazil	100%
STI Foreign Sales Corporation	Virgin Islands	100%
Figgie (G.B.) Limited	United Kingdom	100%
Figgie (U.K.) Limited	United Kingdom	100%
Figgie Sportswear (U.K.) Limited	United Kingdom	100%
Figgie International (H.K.) Ltd. (in liq)	Hong Kong	100%
Figgie Investment Trustee Limited	United Kingdom	100%
Figgie Leasing Corporation	Delaware	100%
STI Licensing Corporation	Delaware	100%
Figgie Packaging Systems Pty. Ltd. (in liq)	Australia	100%
Figgie Pension Trustee Limited	United Kingdom	100%
STI Properties, Inc.	Delaware	100%
Chagrin H.Q. Venture Ltd.	Ohio	50%
Chagrin Highlands, Ltd. LLC	United States	50%
Chagrin Highlands Inc.	Ohio	100%
STI Properties, Ltd.	Ohio	100%
STI Risk Management Co.	Florida	85%
Figgie Sportswear Limited	United Kingdom	100%
Mojonnier de Mexico S de RL de CV	Mexico	49%
Mojonnier do Brasil Industria e Commercio
de Equipamentos Ltda.	Brazil	100%
Shanghai Eagle Safety Equipment Ltd.	China	51%
Willoughby Holdings Inc.	Delaware	100%
Willoughby Assurance Ltd.	Bermuda	100%
Scott/Bacharach Instrumentss LLC	Delaware	51%
AV-OX, Inc.	California	100%
Scott Technologies Health & Safety OY	Finland	100%
Scott Health & Safety OY	Finland	100%
Scott Health & Safety LTD	United Kingdom	100%